The information in this pricing supplement is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. This pricing supplement and the accompanying ELKS product supplement, prospectus supplement and prospectus are not an offer to sell these securities, nor are they soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.
SUBJECT TO COMPLETION, DATED APRIL 24, 2012

Citigroup Funding Inc.	April , 2012
Medium-Term Notes, Series D
Pricing Supplement No. 2012-MTNDG0234
Filed Pursuant to Rule 424(b)(2)
Registration Statement Nos. 333-172554 and 333-172554-01
STRUCTURED INVESTMENTS
Opportunities in U.S. Equities

ELKS® Based Upon the Common Stock of Green Mountain Coffee Roasters, Inc.
Due October     , 2012
Equity LinKed Securities (“ELKS®”)
ELKS offer a short-term, enhanced yield strategy that pays an above-market, fixed-rate coupon (per annum) in return for the risk that the ELKS will redeem for a fixed number of shares of the underlying equity (or, at your option, the cash value of those shares) at maturity if the trading price of the underlying equity is less than or equal to the downside threshold price at any time on any trading day (whether intra-day or at the close of trading) from but excluding the pricing date to and including the valuation date. The value of these shares may be less than the stated principal amount of the investor’s initial investment and could be zero, and, except in very limited and unlikely circumstances, the investor has no opportunity to participate in any increase in the price of the underlying equity. Alternatively, if the trading price of the underlying equity is never less than or equal to the downside threshold price at any time on any trading day (whether intra-day or at the close of trading) from but excluding the pricing date to and including the valuation date, the ELKS will return the stated principal amount at maturity. The coupon is paid regardless of the performance of the underlying equity. The payment at maturity may be less than the stated principal amount of the ELKS and could be zero. The ELKS are a series of unsecured senior debt securities issued by Citigroup Funding Inc. Any payments due on the ELKS are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding Inc.’s parent company. All payments on the ELKS are subject to the credit risk of Citigroup Inc.
SUMMARY TERMS
Issuer:	Citigroup Funding Inc.
Guarantee:
Any payments due on the ELKS are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding Inc.'s parent company; however, you may receive an amount at maturity that is less than the stated principal amount of the ELKS and possibly zero.

Aggregate stated principal amount:	$
Stated principal amount:	$10 per ELKS
Issue price:	$10 per ELKS
Maturity date*:	October , 2012 (expected to be October 29, 2012)
Payment at maturity:
For each $10 ELKS, in addition to the coupon payment, either (1) a fixed number of shares of the underlying equity equal to the equity ratio (or, if you exercise your cash election right, the cash value of those shares based on the closing price of the underlying equity on the valuation date) if the trading price of the underlying equity at any time on any trading day (whether intra-day or at the close of trading) from but excluding the pricing date to and including the valuation date is less than or equal to the downside threshold price, or (2) $10 in cash.

If you wish to exercise your cash election right, you must do so no later than five business days prior to the maturity date.

Equity ratio:	The stated principal amount divided by the initial equity price, subject to antidilution adjustments for certain corporate events. The equity ratio will be determined on the pricing date.
Downside threshold price:	$ (60.00% of the initial equity price).
Initial equity price:	$ , the closing price of the underlying equity on the pricing date.
Valuation date*:	October , 2012 (expected to be October 24, 2012)
Coupon:	20.50% per annum (approximately 10.36% for the term of the ELKS) (to be determined on the pricing date), paid at maturity and computed on the basis of a 360-day year of twelve 30-day months.
Underlying equity:	The common stock of Green Mountain Coffee Roasters, Inc. (NASDAQ symbol: “GMCR”).
Pricing date*:	April , 2012 (expected to be April 24, 2012).
Issue date*:	April , 2012 (three business days after the pricing date)
Listing:	The ELKS will not be listed on any securities exchange.
CUSIP:	17318Q863
ISIN:	US17318Q8630
Underwriter:
Citigroup Global Markets Inc., an affiliate of the issuer, acting as principal. See “Fact Sheet—Supplemental information regarding plan of distribution; conflicts of interest” in this pricing supplement.

Underwriting fee and issue price:	Price to public	Underwriting fee (1)	Proceeds to issuer
Per ELKS	$10.00	$0.12	$9.88
Total	$	$	$
*Expected dates are subject to change.
(1) Citigroup Global Markets Inc., an affiliate of Citigroup Funding Inc. and the underwriter of the sale of the ELKS, is acting as principal and will receive an underwriting fee of  $0.12 from Citigroup Funding Inc. for each ELKS sold in this offering. Certain selected dealers affiliated with Citigroup Global Markets Inc., including Morgan Stanley Smith Barney LLC, and their financial advisors will collectively receive from Citigroup Global Markets Inc. a fixed selling concession of $0.12 for each ELKS they sell. Additionally, it is possible that Citigroup Global Markets Inc. and its affiliates may profit from expected hedging activity related to this offering, even if the value of the ELKS declines. You should refer to “Risk Factors”, “Fact Sheet—Fees and selling concessions” and “Fact Sheet—Supplemental information regarding plan of distribution; conflicts of interest” in this pricing supplement for more information.

Investing in the ELKS involves risks not associated with an investment in conventional debt securities. See “Risk Factors” beginning on page PS-11.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the ELKS or determined that this pricing supplement and the accompanying ELKS product supplement, prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE RELATED ELKS PRODUCT SUPPLEMENT, PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW, BEFORE YOU DECIDE TO INVEST.

ELKS Product Supplement filed on May 12, 2011: http://www.sec.gov/Archives/edgar/data/831001/000119312511137494/d424b2.htm
Prospectus Supplement and Prospectus filed on May 12, 2011: http://www.sec.gov/Archives/edgar/data/831001/000095012311049309/y91273b2e424b2.htm

THE ELKS ARE NOT BANK DEPOSITS AND ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR  ANY OTHER GOVERNMENTAL AGENCY, NOR ARE THEY OBLIGATIONS OF, OR GUARANTEED BY, A BANK.

Citigroup Funding Inc.
ELKS Based Upon the Common Stock of Green Mountain Coffee Roasters, Inc. Due October , 2012 Equity LinKed Securities (“ELKS®”)

Investment Overview
ELKS Equity LinKed Securities
ELKS pay an above-market, fixed-rate coupon, on a per annum basis, in exchange for the risk that investors receive shares of the underlying equity (or the cash value of the shares) worth less than the stated principal amount at maturity. At maturity, in addition to the coupon payment, each ELKS will pay either (i) if the trading price of the underlying equity is less than or equal to the downside threshold price at any time on any trading day (whether intra-day or at the close of trading) from but excluding the pricing date to and including the valuation date, a number of shares of the underlying equity equal to the equity ratio (or, at your option, the cash value of those shares based on the closing price of the underlying equity on the valuation date), which may be worth less than the stated principal amount of the ELKS, or (ii) an amount of cash equal to the stated principal amount of the ELKS. The payment at maturity may be less than the stated principal amount of the ELKS. Except in very limited and unlikely circumstances, the ELKS offer no potential for participation in any appreciation of the underlying equity. The value of any underlying equity delivered at maturity per ELKS, and accordingly its cash value, may be less than the stated principal amount of the ELKS and could be zero. All payments on the ELKS are subject to the credit risk of Citigroup Inc.

Underlying Equity Overview
Green Mountain Coffee Roasters, Inc.
Green Mountain Coffee Roasters, Inc. (“Green Mountain Coffee Roasters”) is a specialty coffee and coffee maker business.  Green Mountain Coffee Roasters manufactures Arabica bean coffees as well as other specialty beverages including tea, hot apple cider and hot cocoa.  It also manufactures and sells coffee makers and single-cup brewing system, including Keurig® single-cup brewing system for use with K-Cup® portion packs.  Its SEC file number is 001-12340.

Information as of market close on April 23, 2012:

Bloomberg Ticker Symbol:	GMCR
Current Stock Closing Price:	$44.26
Current Dividend Yield:	0.00%
Closing Price 52 Weeks ago (on April 25, 2011):	$65.90
52 Week High Intraday (on September 20, 2011):	$115.97
52 Week Low Intraday (on November 10, 2011):	$39.42

The underlying equity is registered under the Securities Exchange Act of 1934, as amended. Information provided to or filed with the Securities and Exchange Commission by the issuer of the underlying equity pursuant to the Securities Exchange Act of 1934, as amended, can be located by reference to the Securities and Exchange Commission file number 001-12340 through the Securities and Exchange Commission’s website at http://www.sec.gov. In addition, information regarding the issuer of the underlying equity may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. For additional information, please see “Information about the Underlying Equity” in this pricing supplement.

None of Citigroup Funding Inc., Citigroup Inc. or Citigroup Global Markets Inc. has participated in the preparation of Green Mountain Coffee Roasters’ publicly available documents and has not made any due diligence investigation or inquiry of Green Mountain Coffee Roasters in connection with the offering of the ELKS. We make no representation that the publicly available information about Green Mountain Coffee Roasters is accurate or complete. The ELKS represent obligations of Citigroup Funding Inc. only. Green Mountain Coffee Roasters is not involved in any way in this offering and has no obligation relating to the ELKS or to holders of the ELKS.

April 2012	PS-2

Citigroup Funding Inc.
ELKS Based Upon the Common Stock of Green Mountain Coffee Roasters, Inc. Due October , 2012 Equity LinKed Securities (“ELKS®”)

Key Investment Information

The ELKS offer a short-term income oriented strategy linked to the underlying equity.

■	A coupon per annum that is higher than the current dividend yield on the underlying equity.

■	Except in very limited and unlikely circumstances, no potential to participate in any appreciation of the underlying equity.

■	Payment at maturity may be less than the stated principal amount of your investment in the ELKS.

The ELKS pay an above-market coupon and offer contingent protection against a decline in the underlying equity in exchange for the risk that you receive shares (or the cash value of the shares) of the underlying equity worth less than the stated principal amount at maturity. If the trading price of the underlying equity is less than or equal to the downside threshold price at any time on any trading day (whether intra-day or at the close of trading) from but excluding the pricing date to and including the valuation date, the amount you receive at maturity may be less than the stated principal amount of the ELKS and could be zero. The payment at maturity may be less than the stated principal amount of the ELKS. Except in certain very limited and unlikely circumstances the ELKS offer no potential for participation in any appreciation of the underlying equity.

Enhanced Yield
■      A coupon payment at maturity at a per annum rate that is higher than the current dividend yield on the underlying equity.
■      The coupon will be paid regardless of the performance of the underlying equity.

Best Case Scenario
■      If the trading price of the underlying equity is never less than or equal to the downside threshold price at any time on any trading day (whether intra-day or at the close of trading) from but excluding the pricing date to and including the valuation date, the ELKS will redeem at maturity for the stated principal amount, resulting in a total return on a per annum basis equal to the coupon. You will not participate in any appreciation in the underlying equity, even if the closing price of the underlying equity on the valuation date is above the initial equity price.

Worst Case Scenario
■      If the trading price of the underlying equity is less than or equal to the downside threshold price at any time on any trading day (whether intra-day or at the close of trading) from but excluding the pricing date to and including the valuation date and, on the maturity date (or on the valuation date if you elect to receive the cash value of the shares at the equity ratio), the closing price of the underlying equity is at a level below the initial equity price, the ELKS will redeem for a number of shares of the underlying equity (or, at your option, the cash value of those shares based on the closing price of the underlying equity on the valuation date) worth less than the stated principal amount and which may be worth zero. In this worst case scenario, the ELKS may have outperformed the underlying equity on a per annum basis by the difference between the coupon and any dividends paid on the underlying equity, but you will still receive a payment at maturity with a value less than the stated principal amount of each ELKS.

Summary of Selected Key Risks (see page PS-11)

■	You may not receive a return of principal.

■	Except in very limited and unlikely circumstances, the ELKS will not provide investors with any appreciation in the underlying equity.

■	The volatility of the price of the underlying equity may result in your receiving an amount at maturity that is less than the stated principal amount of the ELKS and possibly zero.

■
The ELKS are subject to the credit risk of Citigroup Inc., Citigroup Funding Inc.’s parent company and the guarantor of any payments due on the ELKS, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the value of the ELKS.

■	The value of the ELKS will be influenced by many unpredictable factors.

■	The return on your investment in the ELKS may be less than the amount that would be paid on conventional debt securities issued by us (and guaranteed by Citigroup Inc.) with similar maturities.

■	Our affiliates may engage in business with or involving the underlying equity issuer without regard to your interests.

■
The amount you receive at maturity may be reduced because the antidilution adjustments the calculation agent is required to make do not cover every corporate event that could affect the underlying equity.

■	The inclusion of underwriting fees and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.

April 2012	PS-3

Citigroup Funding Inc.
ELKS Based Upon the Common Stock of Green Mountain Coffee Roasters, Inc. Due October , 2012 Equity LinKed Securities (“ELKS®”)

■	Investors in the ELKS will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the underlying equity.

■	The U.S. federal tax consequences of an investment in the ELKS are unclear.

■	The ELKS will not be listed on any securities exchange, and secondary trading may be limited.

■	The calculation agent, which is an affiliate of the issuer, will make determinations with respect to the ELKS.

■	Citigroup Funding Inc.’s hedging and trading activity could adversely affect the value of the ELKS.

■
Citigroup Investment Research or other affiliates of Citigroup Funding Inc. may publish research reports or commentary that may influence the price of Green Mountain Coffee Roasters’ common stock and, therefore, the value of the ELKS.

April 2012	PS-4

Citigroup Funding Inc.
ELKS Based Upon the Common Stock of Green Mountain Coffee Roasters, Inc. Due October , 2012 Equity LinKed Securities (“ELKS®”)

Fact Sheet

The ELKS offered are senior unsecured obligations of Citigroup Funding Inc., will pay a coupon at the interest rate per annum specified below and will be subject to the terms described in the accompanying ELKS product supplement, prospectus supplement and prospectus, as supplemented or modified by this pricing supplement. At maturity, in addition to the coupon payment, each ELKS will pay either (1) a fixed number of shares of the underlying equity equal to the equity ratio (or, if you exercise your cash election right, the cash value of those shares based on the closing price of the underlying equity on the valuation date) if the trading price of the underlying equity at any time on any trading day (whether intra-day or at the close of trading) from but excluding the pricing date to and including the valuation date is less than or equal to the downside threshold price, or (2) $10 in cash. The ELKS do not guarantee any return of principal at maturity. The ELKS are senior notes issued as part of Citigroup Funding Inc.'s Series D Medium-Term Notes program. All payments on the ELKS are subject to the credit risk of Citigroup Inc., Citigroup Funding Inc.'s parent company and the guarantor of any payments due on the ELKS. “ELKS” is a registered service mark of Citigroup Global Markets Inc.

Key Dates:
Pricing Date:	Issue Date:	Maturity Date:
April , 2012 (expected to be April 24, 2012).	April , 2012 (three business days after the pricing date)	October , 2012 (expected to be October 29, 2012)

Key Terms:
Issuer:	Citigroup Funding Inc.
Guarantee:
Any payments due on the ELKS are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding Inc.’s parent company; however, you may receive an amount at maturity that is less than the stated principal amount of the ELKS and possibly zero.

Principal due at maturity :	Payment at maturity may be less than the stated principal amount of your investment in the ELKS and, other than the coupon payment, may be zero.
Aggregate stated principal amount:	$
Stated principal amount:	$10 per ELKS
Issue price:	$10 per ELKS
Denominations:	$10 and integral multiples thereof
Payment at maturity:
For each $10 ELKS, in addition to the coupon payment, either (1) a fixed number of shares of the underlying equity equal to the equity ratio (or, if you exercise your cash election right, the cash value of those shares based on the closing price of the underlying equity on the valuation date) if the trading price of the underlying equity at any time on any trading day (whether intra-day or at the close of trading) from but excluding the pricing date to and including the valuation date is less than or equal to the downside threshold price, or (2) $10 in cash.

Cash election right:
You may elect to receive from Citigroup Funding Inc., for each ELKS you hold on the maturity date, the cash value of the shares of the underlying equity, determined as of the valuation date, you would otherwise be entitled to at maturity, if applicable. If you elect to exercise the cash election right you must provide timely notice of your election to your broker so that your broker can provide notice of your election to the trustee and the paying agent for the ELKS no sooner than 20 business days before the maturity date and no later than 5 business days before the maturity date.
You should refer to the section “Description of the ELKS — Determination of the Amount to be Received at Maturity” in the accompanying ELKS product supplement for more information about the cash election right.

Equity ratio:	The number of shares of the underlying equity per ELKS which is equal to $10 divided by the initial equity price (actual equity ratio to be determined on the pricing date).
Downside threshold price:	$ (60.00% of the initial equity price).
Valuation date:	October , 2012 (expected to be October 24, 2012).
Coupon:	20.50% per annum (approximately 10.36% for the term of the ELKS) (to be determined on the pricing date), paid at maturity and computed on the basis of a 360-day year of twelve 30-day months.

April 2012	PS-5

Citigroup Funding Inc.
ELKS Based Upon the Common Stock of Green Mountain Coffee Roasters, Inc. Due October , 2012 Equity LinKed Securities (“ELKS®”)

Coupon payment date:
October     , 2012 (expected to be October 29, 2012, the maturity date).
Any payment on an ELKS required to be made on a date that is not a business day need not be made on that date. A payment may be made on the next succeeding business day with the same force and effect as if made on the specified date. No additional interest will accrue as a result of delayed payment.

Composition of coupon payment:
The total coupon of approximately $1.036 per ELKS will be composed of interest in the amount of $0.01036 and an option premium in the amount of $1.02564 (to be determined on the pricing date).
For additional information on the composition of coupon payment, see “General Information —Tax considerations.”

Underlying equity:	The common stock of Green Mountain Coffee Roasters, Inc. (NASDAQ symbol: “GMCR”).
Initial equity price:	$Space, the closing price of the underlying equity on the pricing date.
Risk factors:	Please see “Risk Factors” beginning on page PS-11.

General Information
Listing:	The ELKS will not be listed on any securities exchange.
CUSIP:	17318Q863
ISIN:	US17318Q8630
Tax considerations:
The U.S. federal income tax consequences of an investment in the ELKS are uncertain. There is no direct legal authority as to the proper tax treatment of the ELKS, and the issuer’s counsel has not rendered an opinion as to their proper treatment for U.S. federal income tax purposes. Pursuant to the terms of the ELKS and subject to the discussion in the accompanying ELKS product supplement under “Certain United States Federal Income Tax Considerations,” you agree with the issuer to treat an ELKS, under current law, as an option on a forward contract, pursuant to which forward contract, at maturity you will purchase shares of the underlying equity (or the cash equivalent). In addition, you and Citigroup Funding Inc. agree to treat the amount invested by you as a cash deposit that will be used to satisfy your purchase obligation. Assuming the characterization of the ELKS as set forth above is respected, a portion of the coupon on the ELKS will be treated as the yield on the deposit, and the remainder will be attributable to the option premium, as described below and in the section of the accompanying ELKS product supplement.

Of the total coupon payable on the ELKS, approximately 1% (to be determined on the pricing date) will be characterized as the interest component and approximately 99% (to be determined on the pricing date) will be characterized as the option premium component. You will be required to include any interest component as interest income at the time that such interest is accrued or received in accordance with your method of accounting. You will not be required to include option premium received in income until sale or other taxable disposition of the ELKS or retirement of the ELKS. If you hold the ELKS until they mature, if you receive cash at maturity, you will recognize short-term capital gain or loss equal to the difference between (x) the sum of cash received at maturity and the entire option premium (but not including any interest component), and (y) your purchase price for the ELKS. If you receive shares of the underlying equity upon the retirement of the ELKS, subject to the discussion below, you should not expect to recognize any gain or loss on the receipt of the shares of the underlying equity, and your tax basis in the shares of the underlying equity generally will equal your purchase price for the ELKS less the amount of the entire option premium.

On December 7, 2007, the Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. While it is not entirely clear whether the ELKS would be viewed as similar to the prepaid forward contracts described in the notice, it is possible that any Treasury regulations or other guidance issued after consideration of these issues could materially and adversely affect the tax consequences of an investment in the ELKS, possibly with retroactive effect. The notice focuses on a number of issues, the most relevant of which for holders of the ELKS are the character and timing of income or loss (including whether the option premium should be required to be included currently as ordinary income) and the degree, if any, to which income realized

April 2012	PS-6

Citigroup Funding Inc.
ELKS Based Upon the Common Stock of Green Mountain Coffee Roasters, Inc. Due October , 2012 Equity LinKed Securities (“ELKS®”)

by non-U.S. investors should be subject to withholding tax. Non-U.S. Holders should note that we currently do not intend to withhold on any payments made with respect to the ELKS to Non-U.S. Holders (subject to compliance by such holders with certification requirements necessary to establish an exemption from withholding).  However, in the event of a change of law or any formal or informal guidance by the IRS, Treasury or Congress, we may decide to withhold on payments made with respect to the ELKS to Non-U.S. Holders, and we will not be required to pay any additional amounts with respect to amounts withheld.

Both U.S. and non-U.S. investors considering an investment in the ELKS should read the discussion under “Risk Factors – Structure Specific Risk Factors” in this pricing supplement and the discussion under “Certain United States Federal Income Tax Considerations” in the accompanying ELKS product supplement and consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the ELKS, including possible alternative treatments, the issues presented by the aforementioned notice, any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction, and the possible effects of changes in Federal or other tax laws.

Trustee:	The Bank of New York Mellon (as successor trustee under an indenture dated June 1, 2005)
Calculation agent:	Citigroup Global Markets Inc.
Use of proceeds and hedging:
The net proceeds we receive from the sale of the ELKS will be used for general corporate purposes and, in part, in connection with hedging our obligations under the ELKS through one or more of our affiliates.

On, or prior to, the pricing date, we, through our affiliates or others, will hedge our anticipated exposure in connection with the ELKS by taking positions in the underlying equity, in options contracts on the underlying equity listed on major securities markets, or positions in any other available securities or instruments that we may wish to use in connection with such hedging. Such activity on or prior to the pricing date could increase the price of the underlying equity, and, accordingly, potentially increase the initial equity price and the downside threshold price of the ELKS, and, therefore, the price at which the underlying equity must trade on each trading day from but excluding the pricing date to and including the valuation date before you would receive for each ELKS at maturity an amount of cash or shares of the underlying equity worth as much as the stated principal amount of the ELKS. We or our affiliates may adjust such hedge during the term of the ELKS, including on or near the valuation date, and such activity could affect the price of the underlying equity and adversely affect the payment at maturity on the ELKS. For further information on our use of proceeds and hedging, see “Can You Tell Me More About the Effect of Citigroup Funding Inc.’s Hedging Activity?” in the accompanying ELKS product supplement.

ERISA and IRA purchase considerations:
Employee benefit plans subject to ERISA, entities the assets of which are deemed to constitute the assets of such plans, governmental or other plans subject to laws substantially similar to ERISA and retirement accounts (including Keogh, SEP and SIMPLE plans, individual retirement accounts and individual retirement annuities) are permitted to purchase the ELKS as long as either (A) (1) no Citigroup Global Markets Inc. affiliate, employee or affiliate’s employee is a fiduciary to such plan or retirement account that has or exercises any discretionary authority or control with respect to the assets of such plan or retirement account used to purchase the ELKS or renders investment advice with respect to those assets, and (2) such plan or retirement account is paying no more than adequate consideration for the ELKS or (B) its acquisition and holding of the ELKS is not prohibited by any such provisions or laws or is exempt from any such prohibition.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the ELKS if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets Inc. or Morgan Stanley Smith Barney LLC or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of ELKS by the account, plan or annuity.

You should refer to the section “ERISA Matters” in the accompanying ELKS product supplement for more information.

April 2012	PS-7

Citigroup Funding Inc.
ELKS Based Upon the Common Stock of Green Mountain Coffee Roasters, Inc. Due October , 2012 Equity LinKed Securities (“ELKS®”)

Fees and selling concessions
Citigroup Global Markets Inc., an affiliate of Citigroup Funding Inc. and the underwriter of the sale of the ELKS, is acting as principal and will receive an underwriting fee of $0.12 from Citigroup Funding Inc. for each ELKS sold in this offering. Certain selected dealers affiliated with Citigroup Global Markets Inc., including Morgan Stanley Smith Barney LLC, and their financial advisors will collectively receive from Citigroup Global Markets Inc. a fixed selling concession of $0.12 for each ELKS they sell.

Additionally, it is possible that Citigroup Global Markets Inc. and its affiliates may profit from expected hedging activity related to this offering, even if the value of the ELKS declines. You should refer to “Risk Factors” below and “Risk Factors Relating to the ELKS” and “Plan of Distribution; Conflicts of Interest” in the accompanying ELKS product supplement for more information.

Supplemental information regarding plan of distribution; conflicts of interest:
Citigroup Global Markets Inc. is an affiliate of Citigroup Funding Inc. Accordingly, the offering of the ELKS will conform to the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 5121 of the Conduct Rules of the Financial Industry Regulatory Authority, Inc. Client accounts over which Citigroup Inc., its subsidiaries or affiliates of its subsidiaries have investment discretion are NOT permitted to purchase the ELKS, either directly or indirectly, without the prior written consent of the client.

Contact:
Morgan Stanley Smith Barney clients may contact their local Morgan Stanley Smith Barney branch office or its principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (914) 225-7000). All other clients may contact their local brokerage representative.

Selling concessions allowed to dealers in connection with the offering may be reclaimed by the underwriter, if, within 30 days of the offering, the underwriter repurchases the ELKS distributed by such dealers.

We encourage you to read the accompanying ELKS product supplement, prospectus supplement and prospectus related to this offering, which can be accessed via the hyperlinks on the front page of this document, before you invest in the ELKS.

April 2012	PS-8

Citigroup Funding Inc.
ELKS Based Upon the Common Stock of Green Mountain Coffee Roasters, Inc. Due October , 2012 Equity LinKed Securities (“ELKS®”)

How ELKS Work

The following payment scenarios illustrate the potential payments on the ELKS at maturity.

Payment Scenario 1
The trading price of the underlying equity is never less than or equal to the downside threshold price at any time on any trading day (whether intra-day or at the close of trading) from but excluding the pricing date to and including the valuation date, and you receive the coupon at maturity with a full return of principal at maturity. You will not participate in any appreciation of the underlying equity, even if the closing price of the underlying equity is above the initial equity price on the valuation date.

Payment Scenario 2
The trading price of the underlying equity is less than or equal to the downside threshold price at any time on any trading day (whether intra-day or at the close of trading) from but excluding the pricing date to and including the valuation date, and, at maturity, the ELKS redeem for shares of the underlying equity (or, at your option, the cash value of those shares based on the closing price of the underlying equity on the valuation date). If you do not elect to receive cash, you will be deemed to have (1) instructed Citigroup Funding Inc. to pay the cash value of the number of underlying shares equal to the equity ratio to the stock delivery agent, and (2) instructed the stock delivery agent to purchase for you underlying shares based on its closing price on the valuation date. Citigroup Global Markets Inc. has agreed to act as stock delivery agent for the ELKS. The value of the underlying equity on the maturity date (or on the valuation date if you elect to receive the cash value of the equity ratio) will likely be significantly less than the stated principal amount of the ELKS and may be zero. You will receive the semi-annual coupon at maturity in any event.

If you wish to exercise your cash election right, you must do so no later than five business days prior to the maturity date.  If you do not wish to receive shares of the underlying equity under any circumstances, you should provide notice of your cash election to your broker.

Hypothetical Payments on the ELKS

The following examples illustrate the payment at maturity on the ELKS, assuming a 6-month term, for a range of hypothetical closing prices for the underlying equity on the maturity date, depending on whether at any time on any trading day (whether intra-day or at the close of trading) from but excluding the pricing date to and including the valuation date, the trading price of the underlying equity has or has not decreased to or below the downside threshold price.

The hypothetical examples are based on the following hypothetical values and assumptions in order to illustrate how ELKS work (and do not reflect the actual initial equity price of the underlying equity, equity ratio, downside threshold price, term or coupon per annum of the ELKS):

Stated principal amount (per ELKS):	$10.00
Initial equity price:	$44.00 (the hypothetical closing price of one share of the underlying equity on the pricing date)
Equity ratio:	0.22727 (the $10.00 stated principal amount per ELKS divided by the hypothetical initial equity price)
Downside threshold price:	$26.40 (60.00% of the hypothetical initial equity price)
Coupon per annum:	20.50% (10.25% over the term of the ELKS)
Annualized dividend yield:	0.00%
Maturity date:	6 months after the issue date

The following hypothetical examples assume that the closing price of the underlying equity on the valuation date is the same as the closing price of the underlying equity on the maturity date.

April 2012	PS-9

Citigroup Funding Inc.
ELKS Based Upon the Common Stock of Green Mountain Coffee Roasters, Inc. Due October , 2012 Equity LinKed Securities (“ELKS®”)

TABLE 1: At maturity, unless the trading price of the underlying equity has decreased to or below the downside threshold price at any time on any trading day (whether intra-day or at the close of trading) from but excluding the pricing date to and including the valuation date, your payment at maturity per ELKS will equal the stated principal amount of the ELKS in cash. This table represents the hypothetical payment at maturity and the total payment over the term of the ELKS (assuming a 6-month term) on a $10.00 investment in the ELKS on the basis that the trading price of the underlying equity has not decreased to or below the hypothetical downside threshold price of $26.40 at any time on any trading day from but excluding the pricing date to and including the valuation date.

Hypothetical underlying equity closing price on maturity date	Value of cash delivery amount at maturity per ELKS	Coupon payment per ELKS	Value of total payment per ELKS	Total return of the underlying equity	Total return of ELKS
$30.80	$10.00	$1.025	$11.025	-30.00%	10.25%
$35.20	$10.00	$1.025	$11.025	-20.00%	10.25%
$39.60	$10.00	$1.025	$11.025	-10.00%	10.25%
$44.00	$10.00	$1.025	$11.025	0.00%	10.25%
$55.00	$10.00	$1.025	$11.025	25.00%	10.25%
$66.00	$10.00	$1.025	$11.025	50.00%	10.25%
    Spacer
TABLE 2: This table represents the hypothetical payment at maturity and the total payment over the term of the ELKS (assuming a 6-month term) on a $10.00 investment in the ELKS if the trading price of the underlying equity has decreased to or below the hypothetical downside threshold price of $26.40 at any time on any trading day (whether intra-day or at the close of trading) from but excluding the pricing date to and including the valuation date. In each of these examples, the payment at maturity would be made by delivery of shares of the underlying equity (or, at your option, the cash value of those shares based on the closing price of the underlying equity on the valuation date). The value of such shares will likely be significantly less than the stated principal amount of the ELKS and may be zero.

Hypothetical underlying equity closing price on maturity date	Value of shares of the underlying equity or cash delivery amount at maturity per ELKS	Coupon payment per ELKS	Value of total payment per ELKS	Total return of the underlying equity	Total return of ELKS
$0.00	$0.00	$1.025	$1.025	-100.00%	-89.75%
$30.80	$7.00	$1.025	$8.025	-30.00%	-19.75%
$35.20	$8.00	$1.025	$9.025	-20.00%	-9.75%
$39.60	$9.00	$1.025	$10.025	-10.00%	0.25%
$44.00	$10.00	$1.025	$11.025	0.00%	10.25%
$48.40	$11.00	$1.025	$12.025	10.00%	20.25%

Because the trading price of the underlying equity may be subject to significant fluctuation over the term of the ELKS, it is not possible to present a chart or table illustrating the complete range of possible payouts at maturity. The examples of the hypothetical payout calculations above are intended to illustrate how the amount payable to you at maturity will depend on whether the trading price of the underlying equity falls to or below the downside threshold price at any time on any trading day (whether intra-day or at the close of trading) from but excluding the pricing date to and including the valuation date.

April 2012	PS-10

Citigroup Funding Inc.
ELKS Based Upon the Common Stock of Green Mountain Coffee Roasters, Inc. Due October , 2012 Equity LinKed Securities (“ELKS®”)

Risk Factors

The ELKS offered by this pricing supplement are financial instruments that are suitable only for investors who are capable of understanding the complexities and risks specific to the ELKS. Accordingly, investors should consult their own financial and legal advisers as to the risks entailed by an investment in the ELKS and the suitability of the ELKS in light of an investor’s particular circumstances.

The following is a non-exhaustive list of certain key risk factors for investors in the ELKS. For a complete list of risk factors, you should also read “Risk Factors Relating to the ELKS” in the accompanying ELKS product supplement and “Risk Factors” in the related prospectus supplement.

Structure Specific Risk Factors

■
You may not receive a return of principal. The payment to investors at maturity will either be (1) a fixed number of shares of the underlying equity equal to the equity ratio (or, if you exercise your cash election right, the cash value of those shares based on the closing price of the underlying equity on the valuation date) if the trading price of the underlying equity at any time on any trading day (whether intra-day or at the close of trading) from but excluding the pricing date to and including the valuation date is less than or equal to the downside threshold price, or (2) $10 in cash. If, at maturity, investors receive shares of the underlying equity, or the cash value of those shares based on the closing price of the underlying equity on the valuation date, in exchange for the ELKS, the value of those shares or the cash will likely be significantly less than the stated principal amount of the ELKS and could be zero. See “How ELKS Work” on page PS-9.

■
Volatility of the price of the underlying equity. Volatility is the term used to describe the size and frequency of market fluctuations in the price of the underlying equity. Because your payment at maturity on the ELKS, if any, depends upon the trading price of the underlying equity at any time on any trading day from but excluding the pricing date to and including the valuation date and may be based on the closing price of the underlying equity at maturity (or on the valuation date if you elect to receive the cash value of the equity ratio), the volatility of the price of the underlying equity may result in your receiving an amount at maturity that is less than the stated principal amount of the ELKS and that could be zero.  The underlying equity has experienced significant volatility in the recent past.  See “Information About the Underlying Equity — Historical Information” and “—Common Stock of Green Mountain Coffee Roasters, Inc. Closing Prices January 3, 2007 to April 23, 2012” in this pricing supplement for more information on the historical prices of shares of the underlying equity.

■
The ELKS are subject to the credit risk of Citigroup Inc. and any actual or anticipated changes in its credit ratings or credit spreads may adversely affect the value of the ELKS. Investors are dependent on the ability of Citigroup Inc., Citigroup Funding Inc.’s parent company and the guarantor of any payments due on the ELKS, to pay all amounts due on the ELKS on interest payment dates and at maturity, and, therefore, investors are subject to the credit risk  of Citigroup Inc. and to changes in the market’s view of Citigroup Inc.’s creditworthiness. Any decline, or anticipated decline, in Citigroup Inc.’s credit ratings or increase, or anticipated increase, in the credit spreads charged by the market for taking Citigroup Inc.’s credit risk is likely to adversely affect the market value of the ELKS.

■
Appreciation only in very limited and unlikely circumstances. You will not participate in any appreciation in the price of the underlying equity, and the return on the ELKS will be limited to the coupon payable on the ELKS, unless (i) the trading price of the underlying equity at any time on any trading day (whether intra-day or at the close of trading) from but excluding the pricing date to and including the valuation date is less than or equal to the downside threshold price and (ii) the closing price of the underlying equity at maturity (or on the valuation date if you elect to receive the cash value of the underlying equity) is greater than the initial equity price. Therefore, the return on the ELKS may be less than the return on a similar security that allows you to participate more fully in the appreciation of the price of the underlying equity, or on a direct investment in the underlying equity.

■
The value of the ELKS will be influenced by many unpredictable factors. Several factors will influence the value of the ELKS prior to maturity. Although we expect that generally the closing price of the underlying equity on any day will affect the value of the ELKS more than any other single factor, other factors that may influence the value of the ELKS include: the volatility and dividend yield on the underlying equity, geopolitical conditions and economic, financial, political, regulatory or judicial events, interest and yield rates in the market, the time remaining to the maturity of the ELKS, any actual or anticipated changes in the credit ratings or credit spreads of Citigroup Inc., and the occurrence of certain events affecting the underlying equity that may or may not require an adjustment to the equity ratio.

■
Potential for a lower comparative yield. If the trading price of the underlying equity is less than or equal to the downside threshold price at any time on any trading day (whether intra-day or at the close of trading) from but excluding the pricing date to and including the valuation date and the closing price of the underlying equity at maturity (or on the valuation date if you elect to receive the cash value of the equity ratio) is less than the initial equity price, the effective yield on the ELKS may be less than that which would be payable on a conventional fixed-rate debt security of Citigroup Funding Inc. (guaranteed by Citigroup Inc.) with a comparable maturity.

■
Our affiliates may engage in business with or involving the underlying equity issuer without regard to your interests. Our affiliates may presently or from time to time engage in business with the underlying equity issuer without

April 2012	PS-11

Citigroup Funding Inc.
ELKS Based Upon the Common Stock of Green Mountain Coffee Roasters, Inc. Due October , 2012 Equity LinKed Securities (“ELKS®”)

regard to your interests, including extending loans to, or making equity investments in, the underlying equity issuer or providing advisory services to the underlying equity issuer, such as merger and acquisition advisory services. In the course of this business, our affiliates may acquire non-public information about the underlying equity issuer. Neither we nor any of our affiliates undertakes to disclose any such information to you.

■
The amount you receive at maturity may be reduced because the antidilution adjustments the calculation agent is required to make do not cover every corporate event that could affect the underlying equity. The amount you receive at maturity will be subject to adjustment for a number of events arising from share splits and combinations, share dividends or other distributions, a number of other actions of the underlying equity issuer that modify its capital structure and a number of other transactions involving the underlying equity issuer, as well as for the liquidation, dissolution or winding up of the underlying equity issuer. You should refer to the section “Description of the ELKS — Dilution Adjustments” in the accompanying ELKS product supplement. The amount you receive at maturity will not be adjusted for other events that may adversely affect the price of the underlying equity, such as offerings of common stock for cash or in connection with acquisitions. Because of the relationship of the amount you receive at maturity to the price of the underlying equity, these other events may reduce the amount you receive at maturity on the ELKS. Additionally, the market price of the ELKS may be materially and adversely affected.

■
The inclusion of underwriting fees and projected profit from hedging in the issue price is likely to adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the price, if any, at which Citigroup Global Markets Inc. is willing to purchase the ELKS in secondary market transactions will likely be lower than the issue price, since the issue price will include and secondary market prices are likely to exclude, underwriting fees paid with respect to the ELKS, as well as the cost of hedging our obligations under the ELKS. The cost of hedging includes the projected profit that our affiliates may realize in consideration for assuming the risks inherent in managing the hedging transactions. The secondary market prices for the ELKS are also likely to be reduced by the costs of unwinding the related hedging transaction. Our affiliates may realize a profit from the expected hedging activity even if the market value of the ELKS declines. In addition, any secondary market prices for the ELKS may differ from values determined by pricing models used by Citigroup Global Markets Inc., as a result of dealer discounts, mark-ups or other transaction costs. For further information on our use of proceeds and hedging, see “Can You Tell Me More About the Effect of Citigroup Funding Inc.’s Hedging Activity?” in the accompanying ELKS product supplement.

■
No shareholder rights. Investing in the ELKS is not equivalent to investing in the underlying equity. Investors in the ELKS will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the underlying equity.

■
The U.S. federal income tax consequences of an investment in the ELKS are uncertain. There is no direct legal authority as to the proper treatment of the ELKS for U.S. federal income tax purposes, and the issuer’s counsel has not rendered an opinion as to their proper tax treatment.

●
Please read the discussion under “Fact Sheet — General Information —Tax considerations” in this pricing supplement and the discussion under “Certain United States Federal Income Tax Considerations” in the accompanying ELKS product supplement (together the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the ELKS. If the IRS were successful in asserting an alternative treatment for the ELKS, the timing and character of income on the ELKS might differ significantly from the tax treatment described in the Tax Disclosure Sections. The issuer does not plan to request a ruling from the IRS regarding the tax treatment of the ELKS, and the IRS or a court may not agree with the tax treatment described in this pricing supplement and the accompanying ELKS product supplement. On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. While it is not entirely clear whether the ELKS would be viewed as similar to the prepaid forward contracts described in the notice, it is possible that any Treasury regulations or other guidance issued after consideration of these issues could materially and adversely affect the tax consequences of an investment in the ELKS, possibly with retroactive effect. The notice focuses on a number of issues, the most relevant of which for holders of the ELKS are the character and timing of income or loss (including whether the option premium should be required to be included currently as ordinary income) and the degree, if any, to which income realized by non-U.S. investors should be subject to withholding tax. Non-U.S. Holders should note that we currently do not intend to withhold on any payments made with respect to the ELKS to Non-U.S. Holders (subject to compliance by such holders with certification requirements necessary to establish an exemption from withholding). However, in the event of a change of law or any formal or informal guidance by the IRS, Treasury or Congress, we may decide to withhold on payments made with respect to the ELKS to Non-U.S. Holders, and we will not be required to pay any additional amounts with respect to amounts withheld. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the ELKS, including possible alternative treatments, the issues presented by this notice, any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction, and the possible effects of changes in Federal or other tax laws including those discussed in the Tax Disclosure Sections.

April 2012	PS-12

Citigroup Funding Inc.
ELKS Based Upon the Common Stock of Green Mountain Coffee Roasters, Inc. Due October , 2012 Equity LinKed Securities (“ELKS®”)

Other Risk Factors

■
Exchange listing and secondary market. The ELKS will not be listed on any securities exchange. Although Citigroup Global Markets Inc. intends to make a market in the ELKS, it is not obligated to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the ELKS easily. Because we do not expect that other broker-dealers will participate significantly in any secondary market that may develop for the ELKS, the price at which you may be able to sell your ELKS is likely to depend on the price, if any, at which Citigroup Global Markets Inc. is willing to transact. If, at any time, Citigroup Global Markets Inc. were not to make a market in the ELKS, it is likely that there would be no secondary market for the ELKS. Accordingly, you should be willing to hold your ELKS to maturity.

■
The calculation agent, which is an affiliate of the issuer, will make determinations with respect to the ELKS. As calculation agent, Citigroup Global Markets Inc. will determine the initial equity price, whether the price of the underlying equity at any time on any trading day (whether intra-day or at the close of trading) from but excluding the pricing date to and including the valuation date is less than or equal to the downside threshold price, whether a market disruption event has occurred, the appropriate payment you receive at maturity (including, if you elect to receive the cash value of the underlying equity at maturity, such cash value), and any adjustments to the equity ratio to reflect certain corporate and other events. Any of these determinations made by Citigroup Global Markets Inc., in its capacity as calculation agent, including adjustments to the equity ratio, may adversely affect the payment to you on the ELKS at maturity.

■
Our and our affiliates’ hedging and trading activity could adversely affect the value of the ELKS. We expect to hedge our obligations under the ELKS through one or more of our affiliates, which will carry out hedging activity related to the ELKS, including trading in the underlying equity as well as in other instruments related to the underlying equity. Our affiliates also trade the underlying equity and other financial instruments related to the underlying equity on a regular basis as part of their general broker-dealer and other businesses. Any of this hedging or trading activity on or prior to the pricing date could potentially increase the price of the underlying equity and, accordingly, potentially increase the initial equity price used to calculate the downside threshold price and, therefore, potentially increase the downside threshold price relative to the price of the underlying equity absent such hedging or trading activity. Additionally, such hedging or trading activity could potentially affect whether the trading price of the underlying equity at any time on any trading day (whether intra-day or at the close of trading) from but excluding the pricing date to and including the valuation date is less than or equal to the downside threshold price and, therefore, whether or not you will receive the stated principal amount of the ELKS or shares of the underlying equity (or, at your option, the cash value of those shares based on their closing price on the valuation date) at maturity. Furthermore, if the trading price of the underlying equity at any time on any trading day (whether intra-day or at the close of trading) has decreased to or below the downside threshold price such that you could receive shares of the underlying equity (or, at your option, the cash value of those shares based on their closing price on the valuation date) at maturity, our affiliates’ trading activity prior to or at maturity could adversely affect the closing price of those shares of the underlying equity.

■
Affiliate research reports and commentary. Citigroup Investment Research or other affiliates of Citigroup Funding Inc. may publish research reports or otherwise express opinions or provide recommendations from time to time regarding Green Mountain Coffee Roasters common stock or other matters that may influence the price of Green Mountain Coffee Roasters common stock and, therefore, the value of the ELKS. Any research, opinion or recommendation expressed by Citigroup Investment Research or other Citigroup Funding Inc. affiliates may not be consistent with purchasing, holding or selling the ELKS.

April 2012	PS-13

Citigroup Funding Inc.
ELKS Based Upon the Common Stock of Green Mountain Coffee Roasters, Inc. Due October , 2012 Equity LinKed Securities (“ELKS®”)

Information about the Underlying Equity

Green Mountain Coffee Roasters, Inc. (“Green Mountain Coffee Roasters”) is a specialty coffee and coffee maker business.  Green Mountain Coffee Roasters manufactures Arabica bean coffees as well as other specialty beverages including tea, hot apple cider and hot cocoa.  It also manufactures and sells coffee makers and single-cup brewing system, including Keurig® single-cup brewing system for use with K-Cup® portion packs. The underlying equity is registered under the Securities Exchange Act of 1934, as amended. Information provided to or filed with the Securities and Exchange Commission by Green Mountain Coffee Roasters pursuant to the Securities Exchange Act of 1934, as amended, can be located by reference to the Securities and Exchange Commission file number 001-12340 through the Securities and Exchange Commission’s website at http://www.sec.gov. In addition, information regarding Green Mountain Coffee Roasters may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.

This pricing supplement relates only to the ELKS offered hereby and does not relate to the underlying equity or other securities of Green Mountain Coffee Roasters. We have derived all disclosures contained in this pricing supplement regarding Green Mountain Coffee Roasters from the publicly available documents described in the preceding paragraph. In connection with the offering of the ELKS, none of Citigroup Funding Inc., Citigroup Inc. or Citigroup Global Markets Inc. has participated in the preparation of such documents or made any due diligence inquiry with respect to Green Mountain Coffee Roasters. None of Citigroup Funding Inc., Citigroup Inc. or Citigroup Global Markets Inc. makes any representation that such publicly available documents or any other publicly available information regarding Green Mountain Coffee Roasters is accurate or complete.

The ELKS represent obligations of Citigroup Funding Inc. only. Green Mountain Coffee Roasters is not involved in any way in this offering and has no obligation relating to the ELKS or to holders of the ELKS.

Neither Citigroup Inc. nor any of its subsidiaries makes any representation to you as to the performance of the underlying equity.

April 2012	PS-14

Citigroup Funding Inc.
ELKS Based Upon the Common Stock of Green Mountain Coffee Roasters, Inc. Due October , 2012 Equity LinKed Securities (“ELKS®”)

Historical Information
str
The following table sets forth the published high and low intra-day trading prices for, and dividends paid on, the underlying equity from January 3, 2007 through April 23, 2012. The associated graph shows the closing prices for the underlying equity for each day from January 3, 2007 to April 23, 2012. The issuer obtained the closing prices and other information below from Bloomberg L.P., without independent verification. You should not take the historical prices of the underlying equity as an indication of future performance.
str
Green Mountain Coffee Roasters, Inc. Common Stock	High	Low	Dividends
2007
First Quarter	$4.85	$3.64	$0.00
Second Quarter	$6.05	$4.49	$0.00
Third Quarter	$9.54	$5.79	$0.00
Fourth Quarter	$9.33	$6.58	$0.00
2008
First Quarter	$9.29	$5.56	$0.00
Second Quarter	$9.94	$6.47	$0.00
Third Quarter	$9.33	$6.99	$0.00
Fourth Quarter	$9.11	$5.19	$0.00
2009
First Quarter	$11.22	$7.13	$0.00
Second Quarter	$21.21	$10.19	$0.00
Third Quarter	$25.29	$17.76	$0.00
Fourth Quarter	$27.65	$19.87	$0.00
2010
First Quarter	$32.83	$26.04	$0.00
Second Quarter	$33.20	$21.85	$0.00
Third Quarter	$37.95	$24.84	$0.00
Fourth Quarter	$38.86	$26.14	$0.00
2011
First Quarter	$65.00	$32.74	$0.00
Second Quarter	$90.00	$63.06	$0.00
Third Quarter	$115.97	$83.50	$0.00
Fourth Quarter	$96.77	$39.42	$0.00
2012
First Quarter	$71.15	$41.25	$0.00
Second Quarter (through April 23, 2012)	$47.50	$41.02	$0.00

We make no representation as to the amount of dividends, if any, that Green Mountain Coffee Roasters may pay in the future. In any event, as an investor in the ELKS, you will not be entitled to receive dividends, if any, that may be payable on the common stock of Green Mountain Coffee Roasters.

There was a 3 for 1 stock split of Green Mountain Coffee Roasters common stock that became effective on May 17, 2010. These prices have been adjusted to reflect that split.
There was a 1.5 for 1 stock split of Green Mountain Coffee Roasters common stock that became effective on June 8, 2009. These prices have been adjusted to reflect that split.
There was a 3 for 1 stock split of Green Mountain Coffee Roasters common stock that became effective on July 27, 2007. These prices have been adjusted to reflect that split.

April 2012	PS-15

Citigroup Funding Inc.
ELKS Based Upon the Common Stock of Green Mountain Coffee Roasters, Inc. Due October , 2012 Equity LinKed Securities (“ELKS®”)

Common Stock of Green Mountain Coffee Roasters, Inc. Closing Prices January 3, 2007 to April 23, 2012

Additional Considerations

In case of default in payment at maturity of the ELKS, the ELKS will bear interest, payable upon demand of the beneficial owners of the ELKS in accordance with the terms of the ELKS, from and after the maturity date through the date when payment of the unpaid amount has been made or duly provided for, at the rate of Spa% per annum on the unpaid amount (or the cash equivalent of the unpaid amount) due.

We reserve the right to withdraw, cancel or modify any offering of the ELKS and to reject orders in whole or in part prior to their issuance.

ELKS® is a registered service mark of Citigroup Global Markets Inc.

© 2012 Citigroup Global Markets Inc. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world.

April 2012	PS-16

We are responsible for the information contained or incorporated by reference in this pricing supplement and the accompanying ELKS product supplement, prospectus supplement and prospectus and in any related free writing prospectus we have prepared or authorized. We have not authorized anyone to give you any other information, and we take no responsibility for any other information that others may give you. You should not assume that the information contained or incorporated by reference in this pricing supplement, or the accompanying ELKS product supplement, prospectus supplement and prospectus is accurate as of any date other than the date on the front of the document. We are not making an offer of these securities in any state where the offer is not permitted.

Citigroup Funding Inc.

Equity LinKed Securities (“ELKS®”) Based Upon the Common Stock of
Green Mountain Coffee Roasters, Inc.
due October    , 2012

$10 Stated Principal Amount
per ELKS

Any Payments Due from
Citigroup Funding Inc.
Fully and Unconditionally Guaranteed
by Citigroup Inc.

Pricing Supplement
April    , 2012

(To ELKS Product Supplement Dated May 12, 2011, Prospectus Supplement Dated May 12, 2011 and Prospectus Dated May 12, 2011)

____________________ TABLE OF CONTENTS

Page
Pricing Supplement
Summary Terms	PS-1
Investment Overview	PS-2
Underlying Equity Overview	PS-2
Key Investment Information	PS-3
Summary of Selected Key Risks	PS-3
Fact Sheet	PS-5
How ELKS Work	PS-9
Hypothetical Payments on the ELKS	PS-9
Risk Factors	PS-11
Information about the Underlying Equity	PS-14
Additional Considerations	PS-16

ELKS Product Supplement
Summary Information Q&A	EPS-2
Risk Factors Relating to the ELKS	EPS-8
Description of the ELKS	EPS-15
Certain United States Federal Income Tax Considerations	EPS-26
Plan of Distribution; Conflict of Interest	EPS-30
ERISA Matters	EPS-31

Prospectus Supplement
Risk Factors	S-3
Important Currency Information	S-7
Description of the Notes	S-8
Certain United States Federal Income Tax Considerations	S-34
Plan of Distribution; Conflicts of Interest	S-41
Validity of the Notes	S-42
ERISA Matters	S-42

Prospectus
Prospectus Summary	1
Forward-Looking Statements	8
Citigroup Inc.	8
Citigroup Funding Inc.	8
Use of Proceeds and Hedging	9
European Monetary Union	10
Description of Debt Securities	10
Description of Index Warrants	21
Description of Debt Security and Index Warrant Units	24
Plan of Distribution; Conflicts of Interest	25
ERISA Matters	28
Legal Matters	28
Experts	28